Exhibit 99.1

NEWS RELEASE
55 Nod Road Avon, CT 06001 www.MagellanHealth.com

For Immediate Release

Investor Contacts:	Melissa Rose
Renie Shapiro
877-645-6464

Media Contact:	Erin Somers
410-953-2405

MAGELLAN HEALTH SERVICES REPORTS

SECOND QUARTER 2008 FINANCIAL RESULTS

Board of Directors Authorizes $200 Million Share Repurchase

Company Expects Full-Year Results in Upper Half of Earnings Guidance Range

AVON, Conn. – July 31, 2008 – Magellan Health Services, Inc. (Nasdaq:MGLN) today reported net income of $21.9 million, or $.54 per diluted common share, and segment profit of $55.4 million for the second quarter of fiscal year 2008. The Company also announced that its Board of Directors has authorized a share repurchase program, to be completed over the next 18 months, under which the Company may purchase up to $200 million of its outstanding common stock. In addition, on the basis of its second quarter performance, the Company now expects that it will end the year in the upper half of its previous guidance range of earnings per diluted common share of $1.73 to $2.17, excluding the impact of any share repurchases that may occur this year, and segment profit of $205 million to $225 million.

Financial Results

For the quarter ended June 30, 2008, the Company reported net revenue of $656.9 million and net income of $21.9 million, or $.54 per diluted common share. For the prior year quarter, net revenue was $452.9 million and net income was $16.8 million or $.42 per diluted common share. Segment profit (which represents income from continuing operations before stock compensation expense, depreciation and amortization, interest expense, interest income, gain on sale of assets, special charges or benefits, income taxes and minority interest) for the current year quarter was $55.4 million, compared with $46.6 million in the prior year quarter. The Company ended the quarter with unrestricted cash and investments of $379.7 million.

See the attached tables detailing the Company’s operating results, including results by segment.

René Lerer, M.D., president and chief executive officer, said, “Generating growth and executing well across all our business lines in serving customers, consumers and providers continues to be our focus. I am very pleased that our second quarter results demonstrate our continuing success in that regard. Our radiology and specialty pharmacy segments –NIA and ICORE, respectively – have continued to build on their strong first quarter performance. Our behavioral health business turned in a solid quarter, with improved performance in our public sector segment. With the strong performance of all of our segments in the first two quarters, we are now expecting our earnings to be in the upper half of our previously announced guidance range.”

Mark S. Demilio, chief financial officer, said, “With regard to care trends, in the commercial and public sector behavioral segments, cost of care continues to trend in the range of our expectations. In radiology, we continue to experience the favorable care development we began to see last quarter. Based on this development we believe our radiology costs are trending this year at the bottom of or slightly below our previously expected range of 12

-more-

percent to 15 percent. We believe this favorable trend is due to the impact of care management in the initial period of our risk contracts and the underlying trend of managed radiology costs in a mature market continues to trend in the 12 percent to 15 percent range. Our strong earnings performance continues to drive robust cash flow results for the year and we maintain our previous estimate for unrestricted cash and investments at year end of approximately $470 million to $525 million, excluding any impact from share repurchases. This strong cash position affords the Company a great deal of flexibility to execute on its strategic initiatives to grow, while at the same time effecting the share repurchase program authorized by our Board.”

Share Repurchase

Under the share repurchase program authorized by Magellan’s Board, the Company may purchase up to $200 million of its outstanding common stock through January 31, 2010.

Stock repurchases under the program may be executed through open market repurchases, privately negotiated transactions, accelerated share repurchases or other means. The transactions will be made from time to time and in such amounts and via such methods as management deems appropriate and will be funded with cash on hand. The number of shares to be repurchased and the timing of repurchases will be based on several factors, including the price of the Company’s common stock, general business and market conditions, and other investment opportunities. The stock repurchase program may be limited or terminated at any time without prior notice.

Lerer said, “Our decision to move forward with a share repurchase program is the result of the ongoing review of the Company’s capital deployment alternatives and a very detailed review of the Company’s strategic direction by management and the Board. As we have said many times, carefully considered acquisitions remain a key element of our strategy to diversify and fortify our platform for growth, and availability of cash for such acquisitions continues to be our priority. However, we believe that, in the current environment, given our excellent cash balance and our strong operational and cash flow projections, allocating capital both to a share repurchase program and to acquisition opportunities is appropriate and maximizes shareholder value. The program authorized by the Board offers maximum flexibility to execute the repurchase through a variety of methods and appropriately balances our desire to efficiently return capital to our shareholders, while retaining the ability to pursue strategic acquisitions and other initiatives.”

Earnings Results Conference Call

Management will host a conference call at 10:30 a.m. Eastern time on Thursday, July 31.  To participate in the call, interested parties should call 1-888-566-8408 and reference the passcode Second Quarter Earnings approximately 15 minutes before the start of the call.

The conference call also will be available via a live Webcast at the investor relations page of Magellan’s Web site, www.MagellanHealth.com.

A taped replay of the conference call will be available for one week following the call. The call-in numbers for the replay are 800-934-9727 and 402-220-0194 (from outside the U.S.).

Those who plan to access the call or Webcast are encouraged to read Magellan’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 29, 2008, for material information regarding Magellan’s operational and financial results, including the section entitled “Risk Factors.”

About Magellan:  Headquartered in Avon, Conn., Magellan Health Services, Inc. (Nasdaq:MGLN) is a leading specialty health care management organization.  Its customers include health plans, corporations and government agencies.

2

Cautionary Statement:  This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding estimates of segment profit, net income, earnings per share, cash flows and care trends and the Company’s allocation of cash to share repurchases and future acquisition opportunities. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of the Company’s customers to manage the health care services of their members directly; changes in rates paid to and/or by the Company by customers and/or providers; higher utilization of health care services by the Company’s risk members; delays, higher costs or inability to implement new business or other Company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; health care reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release. Segment profit information referred to herein may be considered a non-GAAP financial measure.  Further information regarding this measure, including the reasons management considers this information useful to investors, is included in the Company’s most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q filed with the SEC.

# # #

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MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008 (1)	2007	2008 (1)

Net revenue	$452,868	$656,858	$939,872	$1,307,148

Cost and expenses:
Cost of care	279,218	458,090	588,037	912,164
Cost of goods sold	36,594	43,413	70,711	90,237
Direct service costs and other operating expenses (2)	98,139	106,483	196,014	216,231
Depreciation and amortization	13,505	14,523	27,157	28,897
Interest expense	1,604	1,017	3,456	2,232
Interest income	(5,519)	(3,716)	(10,706)	(9,209)
	423,541	619,810	874,669	1,240,552

Income from continuing operations before income taxes and minority interest	29,327	37,048	65,203	66,596
Provision for income taxes	12,311	15,101	27,218	27,404
Income from continuing operations before minority interest	17,016	21,947	37,985	39,192
Minority interest, net	192	59	192	60
Net income	16,824	21,888	37,793	39,132
Other comprehensive loss	(13)	(262)	(8)	(276)
Comprehensive income	$16,811	$21,626	$37,785	$38,856

Weighted average number of common shares outstanding – basic	38,842	39,961	38,538	39,848
Weighted average number of common shares outstanding – diluted	39,838	40,307	39,553	40,323

Net income per common share – basic	$0.43	$0.55	$0.98	$0.98

Net income per common share – diluted	$0.42	$0.54	$0.96	$0.97

(1)

For a more detailed discussion of Magellan’s results for the quarter ended June 30, 2008, refer to the Company’s Quarterly Report on Form 10-Q which will be filed with the SEC on July 31, 2008, and the live broadcast or taped replay of the Company’s earnings conference call on July 31, 2008, which will be available at www.MagellanHealth.com.

(2)

Includes stock compensation expense of $7,703 and $6,499 for the three months ended June 30, 2007 and 2008, respectively, and $14,490 and $18,517 for the six months ended June 30, 2007 and 2008, respectively.

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2007	2008

Cash flows from operating activities:
Net income	$37,793	$39,132

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,157	28,897
Non-cash interest expense	694	1,355
Non-cash stock compensation expense	14,490	18,517
Non-cash income tax expense	25,895	19,367
Cash flows from changes in assets and liabilities, net of effects from acquisitions of businesses:
Restricted cash	(22,203)	37,500
Accounts receivable, net	3,233	(16,218)
Other assets	(3,206)	390
Accounts payable and accrued liabilities	(11,210)	11
Medical claims payable and other medical liabilities	17,404	(4,212)
Other	89	103
Net cash provided by operating activities	90,136	124,842

Cash flows from investing activities:
Capital expenditures	(12,675)	(16,687)
Acquisitions and investments in businesses, net of cash acquired	(5,277)	(425)
Purchase of investments	(45,665)	(203,745)
Maturity of investments	50,347	54,172
Net cash used in investing activities	(13,270)	(166,685)

Cash flows from financing activities:
Payments on long-term debt and capital lease obligations	(14,074)	(12,668)
Proceeds from exercise of stock options and warrants	23,762	5,603
Other	(333)	2,789
Net cash provided by (used in) financing activities	9,355	(4,276)
Net increase (decrease) in cash and cash equivalents	86,221	(46,119)
Cash and cash equivalents at beginning of period	163,737	312,372
Cash and cash equivalents at end of period	$249,958	$266,253

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except membership amounts in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Net revenue
- Commercial	$189,039	$163,949	$398,852	$323,552
- Public Sector	201,819	362,772	426,193	721,010
- Radiology Benefits Management	18,461	75,699	29,192	151,198
- Specialty Pharmaceutical Management	43,549	54,438	85,635	111,388
Total revenue	452,868	656,858	939,872	1,307,148

Cost of care
- Commercial	94,570	85,129	207,169	166,702
- Public Sector	178,343	319,721	374,563	642,895
- Radiology Benefits Management	6,305	53,240	6,305	102,567
Total cost of care	279,218	458,090	588,037	912,164

Cost of goods sold - Specialty Pharmaceutical Management	36,594	43,413	70,711	90,237

Direct service costs
- Commercial	41,602	38,144	83,737	75,569
- Public Sector	10,589	16,845	20,548	33,468
- Radiology Benefits Management	11,262	14,205	22,222	27,305
- Specialty Pharmaceutical Management	5,607	6,130	10,226	12,050
Total direct services costs	69,060	75,324	136,733	148,392

Other operating expenses - Corporate & Other	29,079	31,159	59,281	67,839

Stock compensation expense (1)
- Commercial	(653)	(249)	(1,161)	(672)
- Public Sector	(246)	(194)	(457)	(368)
- Radiology Benefits Management	(546)	(140)	(1,008)	(645)
- Specialty Pharmaceutical Management	(2,101)	(2,015)	(4,153)	(4,119)
- Corporate & Other	(4,157)	(3,901)	(7,711)	(12,713)
Total stock compensation expense	(7,703)	(6,499)	(14,490)	(18,517)

Segment profit (loss)
- Commercial .	53,520	40,925	109,107	81,953
- Public Sector	13,133	26,400	31,539	45,015
- Radiology Benefits Management	1,440	8,394	1,673	21,971
- Specialty Pharmaceutical Management	3,449	6,910	8,851	13,220
- Corporate & Other	(24,922)	(27,258)	(51,570)	(55,126)
Total segment profit	$46,620	$55,371	$99,600	$107,033

Reconciliation of segment profit to income from continuing operations before income taxes and minority interest:
Segment profit	$46,620	$55,371	$99,600	$107,033
Stock compensation expense	(7,703)	(6,499)	(14,490)	(18,517)
Depreciation and amortization	(13,505)	(14,523)	(27,157)	(28,897)
Interest expense	(1,604)	(1,017)	(3,456)	(2,232)
Interest income	5,519	3,716	10,706	9,209
Income from continuing operations before income taxes and minority interest	$29,327	$37,048	$65,203	$66,596

Membership
- Commercial				39.4
- Public Sector				2.4
- Radiology Benefits Management				21.1
Total membership				62.9

(1)

Stock compensation expense is included in direct service costs and other operating expenses; however, this amount is excluded from the computation of segment profit since it is managed on a consolidated basis.